UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  February 22, 2012

SPARTAN MOTORS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Michigan (State or Other Jurisdiction of Incorporation)	0-13611 (Commission File No.)	38-2078923 (IRS Employer Identification No.)

1541 Reynolds Road, Charlotte, Michigan (Address of Principal Executive Offices)	48813 (Zip Code)

517-543-6400
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

On February 22, 2012, the Board of Directors of Spartan Motors, Inc. increased the membership of the current Board to seven members and appointed Andrew M. Rooke to the Board.  Mr. Rooke currently serves as President and Chief Operating Officer of Manitex International, Inc. (NASDAQ:  MNTX) a leading North American manufacturer of engineered lifting equipment.  He has served in this position since 2007.  His professional experience also includes:  Chief Financial Officer of GKN Sinter Metals, and positions with Quaker Oats, Ltd., and Rolls Royce, Ltd.

Mr. Rooke will be a nominee for reelection at the Corporation’s annual meeting of shareholders to be held in 2014.  Mr. Rooke has been appointed to serve on the Board’s Human Resource and Compensation Committee and Audit Committee.  There are no arrangements or understandings between Mr. Rooke and any other person pursuant to which he was selected as a director, nor are there any transactions in which Mr. Rooke has an interest requiring disclosures under item 404(a) of Regulation S-K.  Mr. Rooke will receive the standard compensation arrangements for the Company’s non-employee directors, including an annual retainer and share-based compensation.

On February 23, 2012, the Company issued a press release announcing Mr. Rooke’s appointment to the Board of Directors.  The full text of the press release is attached as Exhibit 99.1 to this Current Report.

Item 9.01	Financial Statements and Exhibits

Exhibits

99.1	Press release issued February 23, 2012 regarding the appointment of Andrew M. Rooke to the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARTAN MOTORS, INC.

Dated: February 23, 2012	/s/ Joseph M. Nowicki
	By:	Joseph M. Nowicki
	Its:	Chief Financial Officer

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